                                              LINCOLN NATIONAL CORPORATION

                               EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
(in millions of dollars)                        2001            2000               1999              1998              1997 (4)
-------------------------------------------------------------------------------------------------------------------------------
Income before Taxes,
Cumulative Effect of
Accounting Changes
and Minority Interests                        $764.1          $836.3             $570.0            $697.4              $1,427.1
Equity in the Earnings of
Unconsolidated Affiliates                       (5.7)            0.4               (5.8)             (3.3)                 (2.1)
Sub-total of Fixed Charges                     148.8           168.9              160.9             144.1                 113.3
                                          ----------      ----------         ----------        ----------            ----------
Sub-total of Adjusted Net Income               907.2         1,005.6              725.1             838.2               1,538.3
Interest on Annuities and
Financial Products                           1,506.0         1,474.2            1,510.4           1,446.2               1,253.5
                                          ----------      ----------         ----------        ----------            ----------
Adjusted Net Income Base                     2,413.2         2,479.8            2,235.5           2,284.4               2,791.8

Rent Expense                                    83.4            88.4               81.5              81.3                  62.5

Fixed Charges:
Interest and Debt Expense                      121.0           139.5              133.7             117.1                  92.5
Rent (Pro-rated)                                27.8            29.4               27.2              27.0                  20.8
                                          ----------      ----------         ----------        ----------            ----------
Sub-total Fixed Charges                        148.8           168.9              160.9             144.1                 113.3
Interest on Annuities and
Financial Products                           1,506.0         1,474.2            1,510.4           1,446.2               1,253.5
                                          ----------      ----------         ----------        ----------            ----------
Sub-total Fixed Charges                      1,654.8         1,643.1            1,671.3           1,590.3               1,366.8
Preferred Dividends (Pre-tax)                    0.1             0.1                0.1               0.1                   0.2
                                          ----------      ----------         ----------        ----------            ----------
Total Fixed Charges                         $1,654.9        $1,643.2           $1,671.4          $1,590.4              $1,367.0

Ratio of Earnings to Fixed Charges:
Excluding Interest on Annuities
and Financial Products (1)                      6.10            5.95               4.51              5.82                 13.57

Including Interest on Annuities
and Financial Products (2)                      1.46            1.51               1.34              1.44                  2.04

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends (3)               1.46            1.51               1.34              1.44                  2.04

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(1) For purposes of determining this ratio, earnings consist of income before Federal income taxes, cumulative effect of accounting changes, if any, and minority interests adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) Coverage ratios for 1997 are higher than other historical periods shown due to the inclusion of the gain on sale of discontinued operations.